Exhibit 99.1

Nash-Finch Company	NEWS RELEASE
NASH FINCH REPORTS FILING OF CLASS ACTION LAWSUIT
     MINNEAPOLIS (December 20, 2005) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that a class action lawsuit has been filed against the Company and certain of its executive officers in United States District Court for the District of Minnesota on behalf of purchasers of the Company’s common stock during the period from February 24, 2005, the date the Company announced an agreement to acquire two distribution divisions from Roundy’s Supermarkets, Inc., through October 20, 2005, the date the Company announced a downward revision to its earnings guidance for fiscal 2005. The complaint generally alleges that the defendants violated the Securities Exchange Act of 1934 by issuing false statements so as to artificially inflate the price of Nash Finch common stock.
     The Company believes the lawsuit is without merit and intends to vigorously defend it.
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names.
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Contact: LeAnne Stewart, 952-844-1060

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